Exhibit 10.6

PENN SECURITY BANK & TRUST COMPANY

EXECUTIVE DEFERRED COMPENSATION PLAN

Penn Security Bank & Trust Company (the “Company”), hereby adopts the Penn Security Bank & Trust Company Executive Deferred Compensation Plan (the “Plan”), for the benefit of a select group of executives of the Company. The Plan is an unfunded arrangement for the benefit of eligible executives. The Plan is effective as of January 1, 2009.

ARTICLE 1.

DEFINITIONS

1.01 Account. The bookkeeping accounts established for each Participant as provided in Section 5.01 hereof. As provided in Section 5.01, separate bookkeeping accounts shall be established for the Participant’s Deferrals, the “Deferral Account,” and the Company Contributions made on behalf of a Participant, the “Company Contributions Account.”

1.02 Administrator. Such person or entity as determined by the Board, or in the absence of such determination, the Pension Committee of the Board.

1.03 Affiliate. A business entity that is either a wholly owned subsidiary of the Company or considered to be under common control with the Company pursuant to the provisions of Code Sections 414(b), (c), (m), or (o).

1.04 Board. The Board of Directors of the Company.

1.05 Cause. An Eligible Executive’s termination of employment with the Company shall be considered to occur for Cause upon any of the following events:

(a) the Eligible Executive is convicted of or enters a plea of guilty or nolo contendere to a felony or a crime involving fraud or moral turpitude;

(b) the Eligible Executive repeatedly fails to follow the lawful instructions of the Board;

(c) a government regulatory agency recommends that the Company relieve the Eligible Executive of his or her duties;

(d) the Eligible Executive willfully violates any material statute or regulation (other than traffic violations or similar offenses), or any final cease and desist order applicable to the Company;

(e) the Eligible Executive engages in an activity that results in a breach of fiduciary duty involving receipt of personal profit by the Eligible Executive at the expense of the Company; or

(f) the Eligible Executive commits an act of willful misconduct, intentionally fails to perform stated lawful duties, or performs his or her duties in an incompetent manner.

1.06 Change of Control. A “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the company’s assets” as defined under Code Section 409A and the regulations and guidance promulgated thereunder.

1.07 Code. The Internal Revenue Code of 1986, as amended.

1.08 Committee. The Pension Committee of the Board.

1.09 Company Contributions. The contributions to be credited to an Eligible Executive’s Plan accounts as described in Section 3.02 hereof.

1.10 Company Contribution Date. The last day of the Plan Year for which the Company Contribution is being made.

1.11 Compensation. The Eligible Executive’s annual base salary and annual incentive bonus.

1.12 Deferrals. The portion of the Compensation that a Participant elects to defer in accordance with Section 3.01 hereof.

1.13 Deferral Date. The date the Deferrals will be credited to the Eligible Executive’s Account, which date shall be the date it would otherwise have been payable to the Eligible Executive.

1.14 Deferral Election. The separate written agreement, submitted to the Administrator, by which an Eligible Executive elects to participate in the Plan and to make Deferrals.

1.15 Effective Date. January 1, 2009.

1.16 Eligible Executive. An executive of the Company or an Affiliate selected by the Committee to participate in the Plan.

1.17 Normal Retirement Date. The Normal Retirement Age as defined under the Retirement Plan.

1.18 Participant. An Eligible Executive who is a Participant as provided in ARTICLE 2.

1.19 Plan Year. January 1 to December 31.

1.20 Retirement Plan. The Retirement Profit Sharing Plan of Penn Security Bank.

1.21 Separation from Service. The termination of the Eligible Executive’s employment with the Company and each of its Affiliates for reasons other than death. Whether a Separation from Service takes place is determined by the Company based on the facts and circumstances surrounding the termination of the Eligible Executive’s employment and whether the Company and the Eligible Executive intended for the Eligible Executive to provide significant services for the Company following such termination.

(a) A termination of employment will be presumed to constitute a Separation from Service if the Eligible Executive continues to provide services as an employee of the Bank in an annualized amount that is less than 20% of the services rendered, on average, during the immediately preceding three years of employment (or, if employed less than three years, such lesser period).

(b) The Eligible Executive will be presumed to have not incurred a Separation from Service if the Eligible Executive continues to provide services to the Bank in an annualized amount that is 50% or more of the services rendered, on average, during the immediately preceding three years of employment (or if employed less than three years, such lesser period).

(c) A Separation from Service will not have occurred if immediately following the Eligible Executive’s termination of employment, the Eligible Executive becomes an employee of any Affiliate of the Company, unless the services to be performed would be in amount that would result in the presumption that a Separation from Service had occurred.

1.22 Specified Employee. A key employee (as defined in Code Section 416(i) without regard to paragraph 5 thereof) of the Company if any stock of the Company, or a parent (within the meaning of Code Section 1563 (a)(1)) thereof, is publicly traded on an established securities market or otherwise.

ARTICLE 2.

ELIGIBILITY AND PARTICIPATION

2.01 Eligible Executives. The Committee shall determine in its sole discretion which executives of the Company and its Affiliates shall be eligible for participation in the Plan. In making this determination, the Committee shall only permit participation in the Plan by executives who are members of a select group of management or highly compensated employees who contribute materially to the continued growth, development, and future business success of the Company. For the 2009 Plan Year, the executives set forth in Exhibit A shall be eligible for participation in the Plan as of the Effective Date. Exhibit A may be amended at any time and from time to time by the Committee.

2.02 Commencement of Participation. Each Eligible Executive shall become a Participant in the Plan on the date the Eligible Executive’s Deferral Election first becomes effective.

(a) A Participant who is no longer an Eligible Executive shall not be permitted to submit a Deferral Election and all Deferrals for such Participant shall cease as of the end of the Plan Year in which such Participant is determined to no longer be an Eligible Executive.

(b) Amounts credited to the Participant’s Account described in subsection (a) shall continue to be held, pursuant to the terms of the Plan and shall be distributed as provided in ARTICLE 6.

ARTICLE 3.

CONTRIBUTIONS

3.01 Deferrals.

(a) The Company shall credit to the Participant’s Account an amount equal to the amount designated in the Participant’s Deferral Election for that Plan Year. Such amounts shall not be made available to such Participant, except as provided in ARTICLE 6, and shall reduce such Participant’s Compensation from the Company or Affiliate in accordance with the provisions of the applicable Deferral Election; provided, however, that all such amounts shall be subject to the rights of the general creditors of the Company and Affiliates as provided in ARTICLE 8.

(b) Each Eligible Executive shall deliver a Deferral Election to the Administrator before any Deferrals may become effective. Such Deferral Election shall be void with respect to any Deferral unless submitted before the first day of the Plan Year during which the amount to be deferred will be earned. Notwithstanding the foregoing, in the year in which an Eligible Executive is first eligible to participate in the Plan, such Deferral Election must be filed with the Company by, and shall become irrevocable as of, the thirtieth (30th) day following the date on which an Eligible Executive is first eligible to participate in the Plan, respectively, and such Deferral Election shall only apply to:

(i) base salary earned during the Plan Year beginning with the first payroll period that begins immediately after the date that the Deferral Election becomes irrevocable; and

(ii) that portion of incentive compensation earned for the Plan Year equal to the total amount of the incentive compensation earned during such Plan Year multiplied by a fraction, the numerator of which is the number of days beginning on the day immediately after the date that the Deferral Election becomes irrevocable and ending on the last day of the Plan Year, and the denominator of which is the total number of days in the Plan Year.

(c) On or after the first day of any Plan Year, a Participant’s Deferral Election with respect to that Plan Year shall be irrevocable. A Participant may change a Deferral Election by delivering to the Administrator a written revocation or modification of such election with respect to Compensation that relate to services yet to be performed. The revocation or modification of the Deferral Election shall be effective as of the first day of the Plan Year following the date the Participant delivers the revocation or modification to the Administrator.

(d) The Deferral Election shall contain the following:

(i) the Participant’s designation as to the amount of Compensation to be deferred;

(ii) the beneficiary or beneficiaries of the Participant; and

(iii) such other information as the Administrator may require.

(e) The maximum amount that may be deferred each Plan Year is one hundred percent (100%) of the Participant’s base salary and one hundred percent (100%) of the Participant’s annual incentive bonus.

3.02 Company Contributions.

(a) The Company shall make a contribution to each Participant’s Company Contributions Account in an amount equal to [fifty percent (50%)] of the Participant’s Deferrals for a given Plan Year, up to a maximum of [six percent (6%)] of the Participant’s Compensation for such Plan Year, regardless of whether the Participant actually makes any elective deferral contributions under the Retirement Plan for the Plan Year.

(b) In addition, the Company may determine for any Plan Year that the Company will make an additional discretionary contribution on behalf of some or all Participants. The Company may make such determination at such time as during the Plan Year that it determines appropriate and such discretionary contributions, if any, shall be made to the Participant’s Company Contributions Account.

3.03 Time of Contributions. Deferrals shall be credited to the Account of the appropriate Participant as of the Deferral Date. Company Contributions shall be credited to the Account of the appropriate Participant as of Company Contribution Date.

3.04 Earnings.

(a) Accounts shall be credited with earnings and debited with losses on the basis (i.e., daily, monthly, etc.) determined by the Committee, in its sole discretion. Each Participant’s Account shall be credited or debited, as the case may be, with the earnings or loss rate actually earned by such Participant under the Retirement Plan.

(b) Notwithstanding the foregoing, for purposes of determining the amount of earnings to be credited to a Participant’s Account, and in lieu of earnings being credited as provided for in Section 3.04(a), the Administrator may, in its discretion, provide for Accounts:

(i) to accrue simple interest at an annual rate of return determined by the Committee in its sole discretion; or

(ii) to be invested in one or more investment funds available for hypothetical investment.

ARTICLE 4.

VESTING

4.01 Vesting of Deferrals and Company Contributions. A Participant shall have a vested right to his or her Account attributable to Deferrals and any earnings on such Deferrals. The vesting schedule for Company matching contributions under the Retirement Plan shall apply to Company Contributions under this Plan. For purposes of vesting in Company Contributions, a Participant’s service with the Company prior to the Effective Date of this Plan shall be recognized. A Participant shall become one hundred percent (100%) vested in all Company Contributions upon a Change of Control of the Company, the Eligible Executive’s Normal Retirement Date, or the Participant’s death, provided that the Participant is employed by the Company on the date of the Change of Control, Normal Retirement Date, or the Participant’s death. Upon the Participant’s Separation from Service, the Participant shall forfeit all Company Contributions that have not yet become vested under this Section. Upon the Administrator’s determination that the Participant’s Separation from Service has occurred for Cause, the Participant shall forfeit the Participant’s entire Company Contributions Account, regardless of whether all or a portion of such Company Contributions had become vested under this Section.

ARTICLE 5.

ACCOUNTS

5.01 Accounts. The Administrator shall establish and maintain an Account in the name of each Participant, which shall be divided into a separate Deferral Account and Company Contributions Account. The Administrator shall adjust the amounts credited to each Participant’s Account to reflect Deferrals, Company Contributions, distributions, earnings credited or losses debited pursuant to Section 3.04, and any other appropriate adjustments. Each Participant’s Account shall be debited by any federal, state and/or local tax withholding as may be required by applicable law. Distributions under ARTICLE 6 shall be equal to the Participant’s Account balance as of the date of the applicable distribution thereunder.

ARTICLE 6.

DISTRIBUTIONS

6.01 Distributions. Upon the earliest to occur any of the following events, the value of the Participant’s vested Account, determined as of the end of the calendar month immediately preceding the month in which such benefit is to be paid, shall be paid to the Participant (or, if applicable, the Participant’s beneficiary or beneficiaries, as determined under ARTICLE 7) in a single lump sum, within forty-five (45) days following the occurrence of such event:

(a) the Participant’s Separation from Service;

(b) the Participant’s death;

(c) the Normal Retirement Date; or

(d) a Change of Control of the Company.

6.02 Six-Month Delay for Specified Employees. Notwithstanding any provision of this Plan to the contrary, if the Participant is considered a Specified Employee at Separation from Service under such procedures as established by the Company in accordance with Code Section 409A, benefit distributions that are made upon Separation from Service may not, to the extent required by Code Section 409A, commence earlier than six (6) months after the date of such Separation from Service. Any such distribution or series of distributions to be made due to a Separation from Service shall commence no earlier than the first day of the seventh month following the Separation from Service, provided that to the extent permitted by Code Section 409A, only payments scheduled to be paid during the first six (6) months after the date of such Separation from Service shall be delayed and such delayed payments shall be paid in a single sum on the first day of the seventh month following the date of such Separation from Service.

ARTICLE 7.

BENEFICIARIES

7.01 Beneficiaries. Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his or her beneficiary under the Plan. Such designation shall be made on a form prescribed by the Administrator. Each Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or comment of any previously designated beneficiary, by amending his or her previous designation on a form prescribed by the Administrator. If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment) or if no beneficiary is validly designated, then the amounts payable under this Plan shall be paid to the Participant’s estate. If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated on the applicable form. If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.

7.02 Lost Beneficiary.

(a) All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid.

(b) If a Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid to the co-beneficiary or secondary beneficiary designated by the Participant, or in the absence of a co-beneficiary or secondary beneficiary, to the Participant’s estate.

ARTICLE 8.

FUNDING

8.01 Funding.

(a) Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Company and the Participants, their beneficiaries or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Company, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes. Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Company itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. The Company shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under this Plan.

(b) The Company reserves the right in its sole discretion to either purchase assets to meet its obligations undertaken by this Plan or to refrain from the same and to determine the extent, nature, and method of such asset purchases. Should the Company decide to purchase assets such as life insurance, mutual funds, disability policies, or annuities, the Company reserves the right, in its sole discretion, to terminate such assets at any time, in whole or in part. The Company reserves the right to invest in a life insurance, disability, or annuity policy upon the life of the Participant, and the Participant’s consent to such investment and agreement to assist the Company in obtaining such investment shall not be unreasonably withheld.

8.02 Deposits. Notwithstanding paragraph 8.01, or any other provision of this Plan to the contrary, the Company may, in its sole and absolute discretion, establish a Rabbi Trust, pursuant to Treasury Department Revenue Procedures 92-64 and 92-65, and deposit any amounts it deems appropriate to pay the benefits under this Plan to such Rabbi Trust.

8.03 Withholding of Eligible Executive Deferrals. The Administrator is authorized to make any and all necessary arrangements with the Company in order to withhold the Participant’s Deferrals under Section 3.01 hereof from the Participant’s Compensation. The Administrator shall determine the amount and timing of such withholding.

ARTICLE 9.

CLAIMS ADMINISTRATION

9.01 General. In the event that a Participant or his or her beneficiary does not receive any Plan benefit that is claimed, such Participant or beneficiary shall be entitled to consideration and review as provided in this ARTICLE 9.

9.02 Claim Review. Upon receipt of any written claim for benefits, the Administrator shall be notified and shall give due consideration to the claim presented. If the claim is denied to any extent by the Administrator, the Administrator shall furnish the claimant with a written notice setting forth (in a manner calculated to be understood by the claimant):

(a) the specific reason or reasons for denial of the claim;

(b) a specific reference to the Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the provisions of this Article.

9.03 Right of Appeal. A claimant who has a claim denied under Section 9.02 may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this Section 9.03 must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial under Section 9.02.

9.04 Review of Appeal. Upon receipt of an appeal the Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Administrator feels such a hearing is necessary. In preparing for this appeal the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal the Administrator shall issue a written decision, which shall be binding on all parties subject to Section 9.06 below. The decision shall be written in a manner calculated to be understood by the claimant and shall specifically state its reasons and pertinent Plan provisions on which it relies. The Administrator’s decision shall be issued within sixty (60) days after the appeal is filed, except that if a hearing is held the decision may be issued within one hundred twenty (120) days after the appeal is filed.

9.05 Designation. The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article.

9.06 Arbitration. Each and every dispute or controversy arising pursuant to the Plan or a Deferral Election shall, after exhaustion of the review procedure set forth in Section 9.04, be settled exclusively by arbitration, conducted before a single arbitrator sitting in Philadelphia, Pennsylvania in accordance with the rules of JAMS then in effect. The costs and expenses of arbitration, including the fees of the arbitrators, shall recover as expenses all reasonable attorneys’ fees incurred by it in connection with the arbitration proceeding or any appeals therefrom.

ARTICLE 10.

GENERAL PROVISIONS

10.01 Administrator: The Administrator:

(a) Is expressly empowered to limit the amount of Compensation that may be deferred; to deposit amounts in accordance with Section 8.02 hereof; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Company it deems necessary to determine whether the Company would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator.

(b) Shall not be liable for any actions by it hereunder, unless due to its own negligence, willful misconduct or lack of good faith.

(c) Shall be indemnified and saved harmless by the Company, if the Administrator is not the Company, from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan, including all expenses reasonably incurred in its defense in the event the Company fails to provide such defense upon the request of the Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.

10.02 No Assignment. Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.

10.03 No Rights to Remain an Employee. Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained as a employee of the Company or an Affiliate, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. The Company’s or an Affiliate’s right to terminate the employment of a Participant shall continue to the same extent as if this Plan had never been adopted.

10.04 Incompetence. If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Company and the Administrator, if the Administrator is not the Company.

10.05 Identity. If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the company or the Administrator incident to such proceeding or litigation shall be charged against the Account of the affected Participant.

10.06 No Liability. No liability shall attach to or be incurred by any manager of the Company, or any Administrator under or by reason of the terms, conditions and provisions contained in this Plan, or for the acts or decisions taken or made thereunder or in connection therewith; and as a condition precedent to the establishment of this Plan or the receipt of benefits thereunder, or both, such liability, if any, is expressly waived and released by each Participant and by any and all persons claiming under or through any Participant or any other person. Such waiver and release shall be conclusively evidenced by any act or participation in or the acceptance of benefits or the making of any election under this Plan.

10.07 Expenses. All expenses incurred in the administration of the Plan, whether incurred by the Company or the Plan, shall be paid by the Company.

10.08 Insolvency. Should the Company be considered insolvent, the Company, through its Board and chief executive officer, shall give immediate written notice of such to the Administrator of the Plan, if the Company is not the Administrator. Upon receipt of such notice, the Administrator shall cease to make any payments to Participants and their beneficiaries and shall hold any and all assets attributable to the Company for the benefit of the general creditors of the Company.

10.09 Amendment and Termination.

(a) The Company may unilaterally amend or terminate this Plan at any time. Except as provided in this Section, the termination of this Plan shall not cause a distribution of benefits under this Plan. Rather, upon such termination benefit distributions will be made at the time specified in ARTICLE 6.

(b) If the Company terminates the Plan within thirty (30) days before, or twelve (12) months after a Change in Control, all Accounts shall be distributed in a lump sum as soon as practicable following such termination of the Plan, provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all of the Company’s plans that would be aggregated with this Plan under Code Section 409A or the regulations thereunder are terminated so that all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated Plans within twelve (12) months of the termination of the Plans.

(c) If the Company terminates the Plan upon the Company’s dissolution or with the approval of a bankruptcy court, all Accounts shall be distributed in a lump sum as soon as practicable following such termination of the Plan, provided that the amounts deferred under the Plan are included in the Eligible Executive’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical.

(d) If the Company terminates the Plan and all other Plans required to be aggregated with this Plan under Code Section 409A or the regulations thereunder), all Accounts shall be distributed in a lump sum, provided such termination does not occur proximate to a downturn in the financial health of the Company, and further provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company does not adopt any new account balance plans for a minimum of three (3) years following the date of such termination.

10.10 Company Determinations. Any determinations, actions or decisions of the Company (including but not limited to, Plan amendments and Plan termination) shall be made by the Board or a properly delegated committee thereof in accordance with its established procedures.

10.11 Construction. All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

10.12 Governing Law. This Plan shall be governed by, construed and administered in accordance with the laws of the Commonwealth of Pennsylvania, other than its laws respecting choice of law.

10.13 Headings. The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan, nor in any way shall they affect this Plan or the construction of any provision thereof.

10.14 Terms. Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

IN WITNESS WHEREOF, the Company has adopted this Plan as of the date indicated below.

PENN SECURITY BANK & TRUST COMPANY

Dated: / /	By:
Title

EXHIBIT A

Effective January 1, 2009

1.	Craig W. Best

2.	Richard E. Grimm

3.	Patrick M. Scanlon

4.	Richard P. Rossi

5.	William J. Calpin

6.	Michael G. Ostermayer

7.	Louis J. Rizzo

8.	Andrew A. Kettel

9.	Robert P. Heim

PENN SECURITY BANK & TRUST COMPANY

EXECUTIVE DEFERRED COMPENSATION PLAN

PARTICIPANT ENROLLMENT AND ELECTION FORM

Please print in ink:

I. Participant Information

Name:
Social Security Number:
Address:

Telephone Number:

Instructions: If this is the first election form executed by you under the Penn Security Bank & Trust Company Executive Deferred Compensation Plan (the “Plan”), complete the form in full. If this is not the first election form executed by you under the Plan, complete only the Section(s) you want changed from prior elections that are currently effective.

Note: all capitalized terms used herein shall have the same meaning ascribed to them in the Plan, as applicable.

II. Deferral Election

Base Salary

Base Salary Deferral Amount (choose any whole percentage from 0% to 100% or any fixed amount):

Election Date* (enter the execution date of this Deferral Election):

Initial Election – The Participant may make an initial Deferral Election within 30 days after the date the Participant becomes eligible to participate in the Plan. This Deferral Election is effective on or after the first day of the next payroll period following the election date.

Subsequent Election(s) – This subsequent Deferral Election is effective as of the January 1 following the election date.

Annual Incentive Bonus

Annual Incentive Bonus Deferral Amount (choose any whole percentage from 0% to 100% or any fixed amount):

Election Date* (enter the execution date of this Deferral Election):

Initial Election – The Participant may make an initial Deferral Election within 30 days after the date the Participant becomes eligible to participate in the Plan. This Deferral Election is effective on or after the first day of the next payroll period following the election date.

Subsequent Election(s) – This subsequent Deferral Election is effective as of the January 1 following the election date.

I hereby acknowledge having received a copy of the Plan document setting forth the terms of the Plan. I hereby elect to reduce my base salary and/or annual incentive bonus by the percentage(s) or amount(s) indicated above. I hereby revoke any prior Deferral Elections made by me under the Plan. This Deferral Election relates only to services performed and amounts earned by me after the date hereof. I understand that a contribution credit equal to my salary and/or annual incentive bonus Deferral Election will be made under the Plan for my benefit and that this salary and/or annual incentive bonus Deferral Election is subject to all of the applicable terms of the Plan. I acknowledge that the salary and/or annual incentive bonus Deferral Election made herein will continue indefinitely until subsequently changed by me in a subsequent Deferral Election.

III. Designation of Beneficiary(ies)

I hereby revoke any prior designations of death beneficiary(ies) under the Plan, and I hereby designate the following beneficiary(ies) to receive any benefit payable on account of my death under the Plan, subject to my right to change this designation and subject to the terms of the Plan:

A. Primary Beneficiary(ies)

Name:
Telephone Number:
Address:

Relation to Participant:
% of Plan Account:
Date of Birth:
Social Security Number:

B. Contingent Beneficiary(ies) (will receive indicated portions of Plan benefit if no Primary Beneficiary(ies) survive the Participant)

Name:
Telephone Number:
Address:

Relation to Participant:
% of Plan Account:
Date of Birth:
Social Security Number:

___________
Date	Participant’s Signature